Exhibit 99.1
McMoRan Exploration Co. Reports
Second-Quarter/Six-Month 2011 Results

HIGHLIGHTS
•	Shallow Water, Ultra-Deep Exploration & Development Activities:
•	Davy Jones No. 2
•	In June 2011, results from wireline logs of the Cretaceous section indicated that the Davy Jones No. 2 well encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections. Flow testing will be required to confirm the potential hydrocarbons and flow rates from these sandstones and limestones.

•	Completion for flow testing expected to commence in the second quarter of 2012.

•	Previous wireline logs confirmed hydrocarbon bearing Wilcox sands seen in the Davy Jones No. 1 discovery well.
•	Blackbeard East
•	Exploration results to date indicate updip potential in the Miocene (178 net feet of hydrocarbons) above 25,000 feet and downdip potential in the Oligocene (Frio) below 30,000 feet.

•	In July 2011, commenced operations to drill a by-pass well at approximately 30,700 feet to evaluate targets in the Eocene.
•	Lafitte
•	Commenced drilling on October 3, 2010, currently below 24,200 feet with a proposed total depth of 29,950 feet. Targeting Miocene and Oligocene objectives.
•	Shallow Water, Deep Gas Exploration & Development Activities:
•	Laphroaig No. 2
•	Production commenced in April 2011 and averaged a gross rate of approximately 50 million cubic feet of natural gas equivalents per day (MMcfe/d) (15 MMcfe/d net to McMoRan) in May and June of 2011.
•	Boudin
•	Exploratory well commenced drilling on February 27, 2011 and is drilling below 19,350 feet towards a proposed total depth of 23,100 feet.
•	Second-quarter 2011 production averaged 197 MMcfe/d net to McMoRan, compared with 165 MMcfe/d in the second quarter of 2010.

•	Average daily production for 2011 is expected to approximate 185 MMcfe/d net to McMoRan, including 180 MMcfe/d in third quarter 2011.

•	Operating cash flows totaled $102.6 million for the second quarter of 2011, including working capital sources of $28.4 million and $20.0 million in abandonment expenditures.

•	Capital expenditures totaled $162.4 million in the second quarter of 2011 and $258.9 million for the six months ended June 30, 2011.

•	Cash at June 30, 2011 totaled $765.3 million.

NEW ORLEANS, LA, July 19, 2011 — McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $50.2 million, $0.32 per share, for the second quarter of 2011 compared with a net loss of $21.7 million, $0.23 per share, for the second quarter of 2010.
     James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “The data gained to date from our ultra-deep drilling program in the shallow waters of the Gulf of Mexico add to our enthusiasm for the resource potential of this important new geologic trend. Through our drilling activities, we have confirmed the potential for large hydrocarbon bearing structures below salt in the Miocene, Wilcox, Frio, Tuscaloosa and Cretaceous Carbonate formations. Our ongoing exploration drilling and flow testing of the Davy Jones wells in the coming months have the potential to enhance our reserve and production profile meaningfully.”
SUMMARY FINANCIAL TABLE*

	Second Quarter		Six Months
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues	$158,308	$108,041	$295,312	$240,529
Operating loss	(35,392)	(5,188)	(44,657)	(46,470)
Loss from continuing operations	(37,866)	(15,017)	(52,400)	(66,771)
Loss from discontinued operations	(1,989)	(1,436)	(3,233)	(3,076)
Net loss applicable to common stock(a,b,c,d)	(50,198)	(21,746)	(77,748)	(87,906)
Diluted net loss per share:
Continuing operations	$(0.31)	$(0.22)	$(0.47)	$(0.93)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.03)

Applicable to common stock	$(0.32)	$(0.23)	$(0.49)	$(0.96)
Diluted average shares outstanding	158,454	93,101	158,154	91,428
Operating cash flows(e)	$102,594	$11,240	$136,140	$91,533
EBITDAX(f)	$96,939	$59,010	$175,590	$143,740
Capital Expenditures	$162,352	$60,598	$258,894	$101,436

*	If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s June 30, 2011 Form 10-Q, the related costs incurred through June 30, 2011 would be charged to expense in McMoRan’s second-quarter 2011 financial statements. McMoRan’s total drilling costs for its six in-progress or unproven wells totaled $438.7 million. In addition, McMoRan’s allocated costs for the in-progress wells acquired from Plains Exploration & Production Company (PXP) in the fourth quarter of 2010 totaled $659.5 million.

a.	After preferred dividends.

b.	Includes impairment charges totaling $29.2 million in second-quarter 2011, $13.7 million in second-quarter 2010, $50.7 million in the first six months of 2011 and $70.7 million in the first six months of 2010 to reduce certain fields’ net carrying value to fair value. Also includes adjustments for asset retirement obligations associated with certain of McMoRan’s oil and gas properties totaling approximately $20.4 million in the second-quarter 2011 and $35.1 million in the first six months of 2011.

c.	Includes charges to exploration expense for non-commercial well costs primarily associated with the Blueberry Hill #9 STK1 well totaling $36.8 million in second-quarter 2011 and $38.9 million in the first six months of 2011.

d.	Includes McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes totaling $12.9 million in second-quarter 2011, $29.4 million in the first six months of 2011 and $9.2 million in the second- quarter and the first six months of 2010.

e.	Includes reclamation spending of $20.0 million in second-quarter 2011, $24.1 million in second-quarter 2010, $42.2 million in the first six months of 2011 and $41.6 million in the first six months of 2010. Also includes working capital sources (uses) of $28.4 million in second-quarter 2011, $(10.9) million in second quarter 2010, $5.7 million in the first six months of 2011 and $20.3 million in the first six months of 2010.

f.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

PRODUCTION AND DEVELOPMENT ACTIVITIES
     Second-quarter 2011 production averaged 197 MMcfe/d net to McMoRan, compared with 165 MMcfe/d in the second quarter of 2010. Production in the second quarter of 2011 was higher than McMoRan’s previously reported estimates of 190 MMcfe/d in April 2011 because of favorable production performance. Production is expected to average approximately 180 MMcfe/d in the third quarter of 2011 and 185 MMcfe/d for the year, higher than the previous 2011 annual estimate of 175 MMcfe/d. McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance, weather and other factors.
     Production from the Flatrock field averaged a gross rate of approximately 172 MMcfe/d (70 MMcfe/d net to McMoRan) in the second quarter of 2011. McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.
     As previously reported, McMoRan successfully commenced production from the Laphroaig No. 2 well in St. Mary Parish, Louisiana in late April 2011. Production from the Laphroaig No. 2 well averaged a gross rate of approximately 50 MMcfe/d (15 MMcfe/d net to McMoRan) in May and June of 2011. McMoRan owns a 38.4 percent working interest and a 29.5 percent net revenue interest in the Laphroaig No. 2 well. Energy XXI (NASDAQ: EXXI) holds an 18.8 percent working interest.
     As previously reported, the Brazos A-23 development well commenced drilling on February 13, 2011, and was drilled to a total depth of 15,946 feet. This traditional Shelf well targeted proved undeveloped reserves updip from logged pay zones. Log evaluation indicated that the well encountered 30 net feet of hydrocarbon bearing sands and a protective liner has been set. The well has been temporarily abandoned while future plans are developed. McMoRan owns a 100.0 percent working interest and an 81.25 percent net revenue interest in the well. McMoRan recorded a $23.8 million impairment charge in the second quarter to reduce the carrying value of the Brazos A-23 well to $17.4 million.
EXPLORATION ACTIVITIES
     McMoRan’s exploration strategy is focused in the shallow waters of the Gulf of Mexico (GOM) and Gulf Coast area on the “ultra-deep gas play” and on the “deep gas play.”
     Shallow Water, Ultra-Deep Exploration Update
     Since 2008, McMoRan has actively pursued large ultra-deep targets located in the shallow waters of the GOM below the salt weld (i.e. listric fault) at depths generally below 25,000 feet. The data gained to date from four wells confirm McMoRan’s geologic model and the highly prospective nature of this emerging geologic trend. Prior to McMoRan’s involvement in the ultra-deep, there had been only two wells drilled on the Shelf targeting these objectives; one did not reach its targeted depth and the other was outside McMoRan’s focus area. McMoRan’s results to date have indicated the potential for large accumulations of hydrocarbons at these deeper depths in the shallow waters of the GOM.
     McMoRan’s activities to date have confirmed that drilling below the salt weld on the Shelf of the GOM can be achieved safely. In addition, the data indicate the presence below the salt weld of geologic formations including Middle/Lower Miocene, Wilcox, Frio, Tuscaloosa and Cretaceous carbonate. These formations have been prolific onshore, in the deepwater GOM and in international locations. McMoRan is encouraged by the results which indicate the potential for prospects with high quality reservoirs on large structures with multi-Tcfe of gross unrisked potential. McMoRan intends to conduct further drilling and flow testing to determine the ultimate potential of this emerging geologic trend.
     The Davy Jones offset appraisal well (Davy Jones No. 2), located on South Marsh Island Block 234 two and a half miles southwest of the Davy Jones No. 1 discovery well, was drilled to a total depth of 30,546 feet. Log results above 27,300 feet confirmed 120 net feet of hydrocarbon bearing Wilcox sands, indicating continuity across the major structural features of the Davy Jones prospect.

     In June 2011, results from wireline logs of the Cretaceous section below 27,300 feet indicated that the Davy Jones No. 2 well encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections. Flow testing will be required to confirm the potential hydrocarbons and flow rates. A 6 5/8 inch production liner has been set to 30,511 feet and the well has been temporarily abandoned. McMoRan is evaluating development options and expects to commence completion of the No. 2 well for flow testing in the second quarter of 2012. McMoRan is also considering updip locations in a subsequent well to the north to evaluate the Tuscaloosa sands and Lower Cretaceous carbonates higher on the Davy Jones structure.
     The Tuscaloosa sands are correlative with the prolific Tuscaloosa trend onshore South Louisiana and the carbonate section may be analogous to productive fields located offshore and onshore Mexico in the southern GOM. These potential hydrocarbon bearing zones are the first Cretaceous sandstones and limestones encountered offshore Central Louisiana on the GOM Shelf. McMoRan believes the combination of productive Wilcox and Cretaceous intervals on the same structure could enhance the value of Davy Jones and the prospectivity of McMoRan’s other ultra-deep prospects on its acreage position within the Davy Jones trend.
     As previously reported, in January 2010 McMoRan logged 200 net feet of pay in multiple Wilcox sands in the Davy Jones No. 1 well on South Marsh Island Block 230. In March 2010, a production liner was set and the well was temporarily abandoned to prepare for completion. McMoRan is preparing to complete and flow test the No. 1 well in late 2011.
     Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres). McMoRan holds a 60.4 percent working interest and a 47.9 percent net revenue interest in Davy Jones. Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), JX Nippon Oil Exploration (U.S.A.) Limited (12%), Moncrief Offshore LLC (8.8%) and a private investor (3%). McMoRan’s total investment in Davy Jones, a substantial majority of which is associated with allocated costs associated with the PXP property acquisition, totaled $619.4 million at June 30, 2011.
     In July 2011, McMoRan commenced operations to drill a by-pass of the Blackbeard East ultra-deep exploration well at approximately 30,700 feet to evaluate targets in the Eocene. The well is permitted to 34,000 feet. Based on interpretations of drilling data obtained in the first quarter of 2011 prior to the mechanical issue, McMoRan believes the well encountered Sparta sands in the Eocene, which are younger than the Wilcox. Sparta sands are productive onshore in South Louisiana. Wireline logs will be required to evaluate this interval.
     As reported in January 2011, wireline logs indicated that Blackbeard East encountered hydrocarbon bearing sands in the Oligocene (Frio) with good porosity below 30,000 feet. McMoRan is considering down dip drilling opportunities on the flanks of the structure to evaluate this section further. This is the first hydrocarbon bearing Frio sand encountered either on the GOM Shelf or in the deepwater offshore Louisiana. The Frio sand section below 30,000 feet is in addition to the 178 net feet of hydrocarbons in the Miocene sands above 25,000 feet announced in December 2010 at Blackbeard East. Pressure and temperature data below the salt weld between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion at these depths could utilize conventional equipment and technologies.
     Blackbeard East is located in 80 feet of water on South Timbalier Block 144. McMoRan holds a 70.0 percent working interest and a 56.2 percent net revenue interest in the well. Other working interest owners in Blackbeard East include: EXXI (18.0%), Moncrief Offshore LLC (10.0%) and a private investor (2.0%). McMoRan’s total investment in Blackbeard East, which includes allocated costs associated with the PXP property acquisition, totaled $216.1 million at June 30, 2011.
     The Lafitte ultra-deep exploration well commenced drilling on October 3, 2010 and is currently drilling below 24,200 feet towards a proposed total depth of 29,950 feet. Lafitte is located on Eugene Island Block 223 in 140 feet of water. The well is targeting Miocene objectives and possibly Oligocene (Frio) sections below the salt weld. McMoRan holds a 72.0 percent working interest and 58.3 percent net revenue interest in Lafitte. Other working interest owners in Lafitte include: EXXI (18.0%), and Moncrief Offshore LLC (10.0%). McMoRan’s total investment in Lafitte, which includes allocated costs associated with the PXP property acquisition, totaled $100.2 million at June 30, 2011.
     Information gained from the Blackbeard East and Lafitte wells is expected to assist McMoRan in developing plans for future operations at Blackbeard West. As previously reported, the Blackbeard West ultra-deep exploratory well on South Timbalier Block 168 was drilled to 32,997 feet in 2008. Logs indicated four potential hydrocarbon bearing zones that require further evaluation and the well was temporarily abandoned. McMoRan is evaluating whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.
     McMoRan has also identified a new location within the Blackbeard West unit on Ship Shoal Block 188 to evaluate the Miocene age sands seen in Blackbeard East above 25,000 feet. McMoRan is developing plans to commence drilling this ultra-deep well, which has a proposed total depth of 26,000 feet, in the second half of 2011. The Ship Shoal Block 188 location is approximately 4 miles west of the Blackbeard West #1 well on South Timbalier Block 168. McMoRan holds a 67.3 percent working interest and 51.5 percent net revenue interest in the Blackbeard West well on Ship Shoal Block 188. McMoRan’s total investment in Blackbeard West, which includes allocated costs associated with the PXP property acquisition, totaled $58.9 million at June 30, 2011.
     Shallow Water, Deep Gas Exploration Update
     In addition to the ultra-deep play on the Shelf of the GOM, McMoRan’s exploration strategy is also focused on the “deep gas play.” Deep gas prospects target large Miocene age deposits above the salt weld (i.e. listric fault) at depths typically between 15,000 to 25,000 feet.
     The Boudin deep gas exploration well commenced drilling on February 27, 2011 and is drilling below 19,350 feet. Boudin, which is located in 20 feet of water on Eugene Island Block 26, has a proposed total depth of 23,100 feet and will test Miocene objectives. McMoRan holds a 53.5 percent working interest and a 42.4 percent net revenue interest in Boudin. EXXI holds a 20.6 percent working interest. McMoRan’s total investment in Boudin, which includes allocated costs associated with the PXP property acquisition, totaled $49.1 million at June 30, 2011.
     The Hurricane Deep well, which is located in 12 feet of water on South Marsh Island Block 217, was drilled to a true vertical depth of 21,378 feet in July 2011. Log results indicated the presence of Operc and Gyro sands that McMoRan determined could be pursued in an updip location. The well is being temporarily abandoned to preserve the wellbore and McMoRan is evaluating opportunities to sidetrack or deepen. McMoRan’s total investment in Hurricane Deep, which includes allocated costs associated with the PXP property acquisition, totaled $54.5 million at June 30, 2011. McMoRan’s investment is expected to be reduced by approximately $11 million for reimbursable costs associated with its insurance programs.
     Second-quarter 2011 exploration expense includes $36.8 million in costs for the previously reported noncommercial well at Blueberry Hill.
REVENUES
     McMoRan’s second-quarter 2011 oil and gas revenues totaled $155.5 million, compared to $104.1 million during the second quarter of 2010. During the second quarter of 2011, McMoRan’s sales volumes totaled 11.6 Bcf of gas, 778,400 barrels of oil and condensate and 1.6 Bcfe of plant products, compared to 9.8 Bcf of gas, 626,400 barrels of oil and condensate and 1.4 Bcfe of plant products in the second quarter of 2010. McMoRan’s second-quarter comparable average realizations for gas were $4.71 per thousand cubic feet (Mcf) in 2011 and $4.66 per Mcf in 2010; for oil and condensate McMoRan received an average of $109.08 per barrel in second-quarter 2011 compared to $76.20 per barrel in second-quarter 2010.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES
     At June 30, 2011, McMoRan had $765.3 million in cash. Total debt was $561.0 million at June 30, 2011, including $74.7 million in Convertible Senior Notes due in October 2011 with a conversion price of $16.575 per share and $186.3 million in Convertible Senior Notes due in December 2017 with a conversion price of $16.00 per share. On June 30, 2011, McMoRan entered into a new five-year, $150 million senior secured revolving credit facility, which replaced the revolving credit facility that was scheduled to mature in August 2012. McMoRan had no borrowings and $100 million of letters of credit issued under its revolving credit facility resulting in total availability of $50 million at June 30, 2011.
     Capital expenditures totaled $162.4 million for the second quarter of 2011 and $258.9 million for the six-months ended June 30, 2011. McMoRan expects 2011 capital expenditures to approximate $500 million, including $300 million for exploration and $200 million for development. Capital spending will continue to be driven by opportunities, drilling results and follow-on development activities.
     Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $20.0 million for the second quarter of 2011 and $42.2 million for the six-months ended June 30, 2011. Abandonment expenditures are expected to approximate $160 million in 2011.
     In the second quarter of 2011, McMoRan recorded $12.9 million in gains for reimbursable costs associated with its insurance programs. Since 2009, McMoRan has recorded $92.9 million in gains associated with the 2008 hurricane events in the GOM and continues to pursue reimbursement of certain hurricane-related abandonment costs under its insurance programs.
WEBCAST INFORMATION
     A conference call with securities analysts to discuss McMoRan’s second-quarter 2011 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”. A replay of the webcast will be available through Friday, August 12, 2011.
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area. Additional information about McMoRan is available on its internet website “www.mcmoran.com”.
CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that those statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs, anticipated and potential production and flow rates, and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition. Important factors that can cause actual results to differ materially from the results anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards, and other factors described in more detail in Part I, Item 1A. “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

     Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.
     This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not recognized under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.
     The SEC requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits oil and gas companies, in their filings with the SEC, to disclose probable and possible reserves, as such terms are defined by the SEC. We use certain phrases and terms in this press release, such as “gross unrisked potential” and “resource potential” which the SEC’s guidelines prohibit us from including in filings with the SEC “Gross unrisked potential” and “resource potential” do not take into account the certainty of resource recovery, which is contingent on exploration success, technical improvements in drilling access, commerciality and other factors, and are therefore not indicative of expected future resource recovery and should not be relied upon. We urge you to consider closely the disclosure of proved reserves included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.
# # #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$155,469	$104,103	$289,181	$232,949
Service	2,839	3,938	6,131	7,580

Total revenues	158,308	108,041	295,312	240,529
Costs and expenses:
Production and delivery costs	51,911	46,439	99,868	89,224
Depletion, depreciation and amortization expense[a]	95,338	57,887	182,008	166,132
Exploration expenses[b]	47,896	10,434	60,674	22,843
(Gain) loss on oil and gas derivative contracts	—	477	—	(3,268)
General and administrative expenses	11,223	10,376	27,175	24,119
Main Pass Energy Hub™ costs	278	242	513	575
Insurance recoveries[c]	(12,946)	(9,171)	(29,369)	(9,171)
Gain on sale of oil and gas property	—	(3,455)	(900)	(3,455)
Total costs and expenses	193,700	113,229	339,969	286,999

Operating loss	(35,392)	(5,188)	(44,657)	(46,470)
Interest expense, net	(2,704)	(9,873)	(8,153)	(20,406)
Other income, net	230	44	410	105

Loss from continuing operations before income taxes	(37,866)	(15,017)	(52,400)	(66,771)
Income tax expense	—	—	—	—

Loss from continuing operations	(37,866)	(15,017)	(52,400)	(66,771)
Loss from discontinued operations	(1,989)	(1,436)	(3,233)	(3,076)

Net loss	(39,855)	(16,453)	(55,633)	(69,847)
Preferred dividends and inducement payments for early conversion of convertible preferred stock	(10,343)	(5,293)[d]	(22,115)[d]	(18,059)[d]

Net loss applicable to common stock	$(50,198)	$(21,746)	$(77,748)	$(87,906)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.31)	$(0.22)	$(0.47)	$(0.93)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.03)

Net loss per share of common stock	$(0.32)	$(0.23)	$(0.49)	$(0.96)

Average common shares outstanding:
Basic and diluted	158,454	93,101	158,154	91,428

a.	Includes impairment charges totaling $29.2 million and $50.7 million in the second quarter and six months ended June 30, 2011, respectively, and $13.7 million and $70.7 million in the second quarter and six months ended June 30, 2010, respectively. Also includes reclamation accrual adjustments totaling approximately $20.4 million and $35.1 million for asset retirement obligations associated with certain oil and gas properties in the second quarter and six months ended June 30, 2011, respectively. Approximately $18.7 million of these reclamation charges are reimbursable under McMoRan’s insurance policies when the related reclamation expenditures are incurred.

b.	Includes charges for non-productive well costs of $36.8 million and $38.9 million in the second quarter and six months ended June 30, 2011, respectively, and $2.9 million and $7.5 million in the second quarter and six months ended June 30, 2010, respectively.

c.	Represents McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes.

d.	Includes payments of $1.5 million to induce the conversion of approximately 8,100 shares of McMoRan’s 8% convertible perpetual preferred stock (8% preferred stock) into approximately 1.2 million shares of its common stock in the six months ended June 30, 2011. Includes payments of $1.9 million to induce the conversion of approximately 9,600 shares of McMoRan’s 8% preferred stock into approximately 1.4 million shares of its common stock in the second quarter ended June 30, 2010 and $10.8 million of payments to induce conversion of approximately 57,200 shares of 8% preferred stock into approximately 8.4 million shares of common stock in the six months ended June 30, 2010.
 I

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)
EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP). As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss). EBITDAX is derived from net loss from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; hurricane repair charges included in production and delivery costs; stock-based compensation charged to general and administrative expenses; insurance recoveries; gain on sale of oil and gas property; and change in fair value of oil and gas derivative contracts. EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity. Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry. As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.
McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period. The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Second Quarter		Six Months
	2011	2010	2011	2010
Net loss applicable to common stock, as reported	$(50,198)	$(21,746)	$(77,748)	$(87,906)
Preferred dividends and inducement payments for early conversion of convertible preferred stock	10,343	5,293	22,115	18,059
Loss from discontinued operations	1,989	1,436	3,233	3,076

Loss from continuing operations, as reported	(37,866)	(15,017)	(52,400)	(66,771)

Other income, net	(230)	(44)	(410)	(105)
Interest expense, net	2,704	9,873	8,153	20,406
Income tax expense	—	—	—	—
Main Pass Energy HubTM costs	278	242	513	575
Exploration expenses	47,896	10,434	60,674	22,843
Depletion, depreciation and amortization expense	95,338	57,887	182,008	166,132
Hurricane repair charges included in production and delivery costs	27	2,115	70	2,652
Stock-based compensation charged to general and administrative expenses	1,639	1,594	6,872	6,524
Insurance recoveries	(12,946)	(9,171)	(29,369)	(9,171)
Gain on sale of oil and gas property	—	(3,455)	(900)	(3,455)
Change in fair value of oil and gas derivative contracts	—	4,552	—	4,110
Other	99	—	379	—

EBITDAX	$96,939	$59,010	$175,590	$143,740

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Second Quarter		Six Months
	2011	2010	2011	2010
Sales volumes:
Gas (thousand cubic feet, or Mcf)	11,600,800	9,802,800	23,270,300	21,041,600
Oil (barrels)	778,400	626,400	1,465,100	1,317,900
Plant products (per Mcf equivalent)[a]	1,642,800	1,447,600	3,381,300	3,196,600
Average realizations:
Gas (per Mcf)	$4.71	$4.66	$4.62	$5.12
Oil (per barrel)	109.08	76.20	103.31	76.28

a.	Results include approximately $15.8 million and $29.8 million of revenues associated with plant products (ethane, propane, butane, etc.) during the second quarter and six months ended June 30, 2011, respectively. Plant product revenues for the comparable prior year periods totaled $10.6 million and $24.5 million. One Mcf equivalent is determined using an estimated energy content differential ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.
III

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2011	2010
	(In Thousands)
ASSETS
Cash and cash equivalents	$765,320	$905,684
Accounts receivable	100,317	86,516
Inventories	32,023	38,461
Prepaid expenses	5,793	15,478
Current assets from discontinued operations, including restricted cash of $473	1,367	702

Total current assets	904,820	1,046,841
Property, plant and equipment, net	1,915,443	1,785,607
Restricted cash	56,483	53,975
Deferred financing costs and other assets	9,399	9,952
Long-term assets from discontinued operations	2,989	2,989

Total assets	$2,889,134	$2,899,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$108,035	$102,658
Accrued liabilities	162,753	99,363
Accrued interest and dividends payable	14,798	6,768
Current portion of accrued oil and gas reclamation costs	153,636	120,970
5 1/4% convertible senior notes	74,720	74,720
Current portion of accrued sulphur reclamation costs (discontinued operations)	8,681	11,772
Current liabilities from discontinued operations	1,652	1,993

Total current liabilities	524,275	418,244
11.875% senior notes	300,000	300,000
4% convertible senior notes	186,309	185,256
Accrued oil and gas reclamation costs	183,736	237,654
Other long-term liabilities	15,963	16,596
Accrued sulphur reclamation costs (discontinued operations)	14,020	13,494
Other long-term liabilities from discontinued operations	4,301	3,783

Total liabilities	1,228,604	1,175,027

Stockholders’ equity	1,660,530	1,724,337

Total liabilities and stockholders’ equity	$2,889,134	$2,899,364

IV

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2011	2010
	(In Thousands)
Cash flow from operating activities:
Net loss	$(55,633)	$(69,847)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	3,233	3,076
Depletion, depreciation and amortization expense	182,008	166,132
Exploration drilling and related expenditures	38,886	7,471
Compensation expense associated with stock-based awards	12,814	12,657
Amortization of deferred financing costs	3,030	1,862
Change in fair value of oil and gas derivative contracts	—	4,110
Reclamation expenditures, net of prepayments by third parties	(42,235)	(41,632)
Increase in restricted cash	(2,508)	(7,506)
Gain on sale of oil and gas property	(900)	(3,455)
Other	(313)	556
(Increase) decrease in working capital:
Accounts receivable	(42,594)	(7,588)
Accounts payable and accrued liabilities	30,600	11,086
Prepaid expenses, inventories and other	17,675	16,775

Net cash provided by continuing operations	144,063	93,697
Net cash used in discontinued operations	(7,923)	(2,164)

Net cash provided by operating activities	136,140	91,533

Cash flow from investing activities:
Exploration, development and other capital expenditures	(258,894)	(101,436)
Proceeds from sale of oil and gas property	900	2,920

Net cash used in continuing operations	(257,994)	(98,516)
Net cash activity from discontinued operations	—	—

Net cash used in investing activities	(257,994)	(98,516)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion of convertible preferred stock	(17,267)	(17,589)
Credit facility refinancing fees	(1,609)	—
Debt and equity issuance costs	(543)	—
Proceeds from exercise of stock options and other	909	182

Net cash used in continuing operations	(18,510)	(17,407)
Net cash activity from discontinued operations	—	—

Net cash used in financing activities	(18,510)	(17,407)

Net decrease in cash and cash equivalents	(140,364)	(24,390)
Cash and cash equivalents at beginning of year	905,684	241,418

Cash and cash equivalents at end of period	$765,320	$217,028

 V